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               Harrah's Entertainment, Inc.
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    (Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the
Registrant):  Hotel Employees & Restaurant Employees
International Union

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Material submitted by:

Hotel Employees and Restaurant
Employees International Union ("HERE")
Research Department
1219 28th Street, N.W.
Washington, D.C. 20007
tel. (202) 393-4373
fax (202) 333-6049
Contact: Matthew Walker 202-393-4373


_________________________________________________________


Harrah's Entertainment
ANNUAL MEETING

Record date:   03/04/97  Meeting date:  04/25/97
Exchange: NYSE Ticker:   HET
Cusip:    413619107 Telephone:     901-762-8600

The agenda for this meeting is:

     Number    Proposal (SP-- indicates shareholder proposal)
          1.   Elect directors
          2.   Ratify selection of auditors
          3.   SP--Amend bylaws to redeem poison pill

EXECUTIVE SUMMARY

Proxy fight! Shareholders face an independent solicitation for a binding bylaw amendment that would require the company to redeem its poison pill. The amendment would also require shareholder approval for future pills adopted by the company. The Hotel Employees and Restaurant Employees International Union crafted the bylaw proposal in the wake of a January federal court decision ordering Fleming to allow a shareholder vote on a binding bylaw amendment to redeem its pill. Previously, shareholder resolutions to redeem poison pills were nonbinding. It is not clear whether Delaware courts will consider the bylaw valid if it is adopted. The union says it will conduct a "full-bore" independent solicitation for the resolution. Harrah's initially chose not to put the resolution on its proxy card, but it resolicited shareholders on March 25 with a second red-striped proxy card that includes the proposal. HERE is circulating a dissident blue proxy card that lists the poison pill proposal first.The company suggests that HERE is attempting to influence labor issues, including soon-to-commence negotiations on renewal of a collective bargaining agreement in Las Vegas. The company adopted a new pill in 1996, upon expiration of an old one. The new pill has a lower trigger, at 15 percent. The company has underperformed the S&P 500 and an industry peer group of companies over the last three years.

COMPANY PROFILE

Harrah's Entertainment, a leading casino company, has seen its stock perform poorly recently. The company instituted a share buyback in October 1996, but its share price remains low. Sky Games International said in February that Harrah's was making an investment in the company, and would become Sky Games' largest shareholder, with about 31 percent ownership. Harrah's already had a 20 percent interest in a Sky Games subsidiary. Harrah's Jazz--a 47 percent-owned affiliate that filed for bankruptcy in November 1995--is nearing its confirmation hearing--scheduled for April 1997--in bankruptcy court on a reorganization plan. Under the plan, Harrah's will have 48 percent ownership interest in a new entity that will complete construction of the Rivergate Casino in New Orleans. Chairman Michael D. Rose retired from Harrah's Entertainment on Jan. 1, 1997. He was succeeded as chairman by CEO Philip G. Satre.

Equity:   Common stock: 102,756,865 shares.

Ownership:     Directors and officers: 3.0 percent.
     Employee savings and retirement plan: 6.6 percent.
     Significant shareholders: Capital Group, 8.0 percent;
Massachusetts Financial, 9.8 percent; Oppenheimer Group, 8.5 percent.
     Institutions: 66.4 percent.

Performance:   Stock price data as of Dec. 31, 1996 (percent)
          Price appreciation  Total returns
          1 yr 3 yr 5 yr 1 yr 3 yr 5 yr
     Harrah's Entertainment   -18.0     -56.6     171.0
-18.0     -38.8     282.0
     S&P 500 index  20.3 58.8 77.6 22.9 71.2 102.7
     Industry group      10.5 -15.1     125.7     11.9 -10.8
143.3

Financial data:     Financial data as reported by CompuStat
(March 13, 1997)
          Sales ($ millions)  Net income ($ millions)  Return on
equity
          1 yr 3 yr 1 yr 3 yr 1 yr 3 yr
     Harrah's Entertainment   1,550.1   1,380.4   78.8 81.2 13.5
12.9
     S&P 500 average     8,535.2   7,866.1   506.0     433.0
14.2 14.2
     Industry group 628.8     559.4     48.5 46.6 -2.2 7.6
     Industry description: Gaming, lottery and pari-mutuel Number of companies in industry group: 11
     Last stock split: November 1993

VOTING ITEMS

Proposal No. 1 (management card): Elect directors
Proxy statement page: 2
Background: See 1997 IRRC Background Report L: Boards of
Directors

This election       Board profile
Number of directors to be elected  3    Percentage of independent
directors:
Total number of board seats   10   on the board   70.0
          on the nominating committee   100.0
Classified board    yes  on the compensation committee 100.0
Cumulative voting   no   Non-employee chairman    no
          Committee assignments
Directors (asterisk indicates nominee)  No.  Comp.     Nom.
Employees 1    0    0
     Philip G. Satre; chairman, CEO, president         no   no
Non-employee directors with links  2    0    0
     Ralph Horn; financial services          no   no
     Susan Clark-Johnson; business transaction         no   no
Non-employee directors without reported links     7    5    5
Totals    10   5    5

Attendance

Directors who attended fewer than 75 percent of meetings last fiscal year: James L. Barksdale.

Comment

Director Shirley Young will retire from the board as of the annual meeting.

Proposal No. 2 (management card): Ratify selection of auditors
Proxy statement page: 26

Proposed auditors:  Arthur Andersen
Same auditors as last year:    Yes

Proposal No. 3 (management card): Shareholder proposal--Bylaw amendment to redeem or vote on poison pill
Vote required: 75 percent of outstanding shares
Proponent: Hotel Employees and Restaurant Employees International
Union
Background: See 1997 IRRC Background Report F: Poison Pills

Proposal To amend the bylaws to require the company to redeem its poison pill shareholder rights plan, and to require a majority vote of shareholders for any future plan.

     The poison pill contains the following provisions:
Stock ownership triggering event is 15 percent; tender offer trigger is 15 percent
Flip-in provision that allows rights holders to buy company stock at a discount
Flip-over provision that allows rights holders to buy stock in the acquiring company at a discount
Plan will expire Oct. 5, 2006
Exchange option that allows the board to issue one share of common stock for each right after the trigger point has been passed
Continuing director clause, which allows only continuing or independent directors to redeem the pill under certain circumstances

Arguments

     For The proponent says Harrah's shareholder rights plan "is a powerful antitakeover device which effectively prevents a change in control" without approval of the board, and "forces potential investors to negotiate acquisitions with management, instead of making their offer directly to shareholders." Poison pill critics say the plans harm shareholder value and entrench management by deterring stock acquisition offers that are not favored by the board of directors.

     Pill plans may also depress stock price and promote poor corporate performance. Several studies point to a drop in share value at the time of the adoption of a rights plan.

     Shareholders, says the proponents, "should be able to decide for themselves whether to accept an offer for their stock without interference in the form of a poison pill." This view was backed by a federal judge in the January Fleming decision, who said that pills affect the marketability of shares, and should not be "beyond the cognizance of the shareholders, who are the people who really care about the marketability of shares."

     Against   In an October letter to shareholders, Harrah's
said that the new rights plan adopted in 1996 "is similar in purpose and effect to the plan that it replaced and is intended to protect your interests in the event you and Harrah's are confronted with coercive takeover tactics." Harrah's said it was distributing the rights "to assure that all Harrah's stockholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the company, including through an accumulation of stock in the open market, and to guard against partial, two-tier or inadequate tender offers and other abusive takeover tactics which the board of directors believes are not in the best interests of stockholders."

               In its March 25 solicitation of shareholders, Harrah's notes academic studies indicating that acquisition premiums for companies with shareholder rights plans are significantly higher when a poison pill is in place. Harrah's says the board is in "the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process." Poison pill proponents say a shareholder rights plans enables the board to respond in an orderly and considered manner to unsolicited bids, providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder, and gives the board the flexibility to explore alternative strategies for maximizing stockholder value. They also say that a rights plan provides incentives for a potential acquirer to negotiate in good faith with the board, which is best qualified to negotiate for all shareholders. Such negotiations are likely to maximize value for shareholders by soliciting the highest possible price from the bidder.

               The company notes that its board is
majority-independent, and says "this provides further assurance that the rights plan will not be used for entrenchment purposes."

Legal questions on bylaw amendment

               It is not clear that the bylaw amendment, if approved but contested by the company, will be upheld as valid by Delaware courts. HERE argues in its proxy solicitation materials that the proposal is valid, though the union recognizes that Delaware courts "have not considered the validity of it or any similar bylaw and, therefore, have not resolved the extent to which stockholder-adopted bylaws may limit the authority of a board of directors to oppose, or to adopt or employ defensive measures against, takeover bids." The company has not addressed legal issues in shareholder materials, and would not comment on whether it contemplated any legal action.

               HERE says the recent federal court decision involving Fleming suggests that the bylaw amendment is valid. In January, a federal judge ruled that Fleming, which is incorporated in Oklahoma, must allow a shareholder vote on a bylaw amendment like the one HERE is proposing for Harrah's. The judge ruled that under Oklahoma law, shareholders have a right to enact a bylaw giving shareholders the right to review shareholder rights plans. Oklahoma law in this regard is patterned after Delaware law. The Fleming decision has received some criticism from legal experts, and the company is appealing it.

               The company says its Delaware legal counsel believes the proposal is invalid under Delaware corporate law. First, says the company, as a matter of Delaware law, "except as provided in a company's certificate of incorporation, a company's business and affairs must be managed by or under direction of the board of directors." The company says its board has an affirmative legal duty to respond to and resist takeover attempts, and that the shareholder bylaw amendment interferes with that right and duty. Second, says the company, the bylaw amendment is invalid "because it is inconsistent with the company's charter," since it would prevent the board from further amending its bylaws on this matter once shareholders approve the bylaw amendment. (The charter gives both the board and the shareholders the right to amend the bylaws.) Finally, says Harrah's, the bylaw amendment would require the company to expend money on redeeming existing rights, which "limits the exclusive authority of the board of directors to determine whether to use corporate funds to redeem outstanding rights."

Other current Harrah's takeover defenses

Charter provisions, bylaws provisions and policies
Fair price     Yes  Limited action by special meeting  Yes
Supermajority vote to approve merger    No   Limited shareholder
ability to amend charter No
Antigreenmail  No   Limited shareholder ability to amend bylaws
Yes
Consider nonfinancial effects of merger No   Cumulative voting
No
Limited action by written consent  Yes  Confidential voting No
Advance notice for shareholder action   Yes  Classified board
Yes

Capital structure
Blank check preferred stock   Yes  Unequal voting rights    No
Poison pill (shareholder rights plan)   Yes  Esop ownership 6.6
percent
Dual class common stock  No   Other known to IRRC none

State antitakeover law

     Jurisdiction: Delaware
     Antitakeover provisions:
       three-year freeze out

Analysis The HERE proposal is a binding bylaw amendment. (Shareholder proposals generally are worded as nonbinding requests.) The Harrah's resolution is particularly significant, coming on the heels of the court decision in the Fleming case suggesting that shareholder bylaw amendments related to poison pills are permissible, at least under Oklahoma law, which is patterned after Delaware law. The Fleming and Harrah's proposals are the only two bylaw amendment proposals to redeem poison pills of which IRRC is aware. While the company is not commenting, it is at least plausible that passage of the bylaw amendment--which only would occur should the resolution receive support from at least 75 percent of outstanding shares entitled to vote--would trigger a legal fight from the company to prevent imposition of the bylaw amendment.

     Some shareholders may be more inclined to support the resolution in part because Harrah's new poison pill, adopted in 1996, has a relatively low trigger level of 15 percent. (The old pill triggered when a person or group acquired a 20 percent interest, or when an acquirer made a tender offer for 30 percent of common stock.) The company's poor share price performance in recent months also may be a factor in considering this proposal. Shares currently trade at just under $18, down from $24.25 at the end of 1995.

     Poison pills continue to receive high levels of opposition from institutional investors; 60 percent of respondents to IRRC's 1996 voting survey said they routinely vote for shareholder proposals asking for redemption or shareholder votes on poison pills.

--Krista J. Berk and Ken Bertsch
Proxy solicitor for management: D.F. King; 212-269-5550
     HERE, the dissident, is acting as its own solicitor;
202-393-4373